Exhibit 99.1

CONTACT:	MARK J. GRESCOVICH,
PRESIDENT & CEO
LLOYD W. BAKER, CFO
(509) 527-3636

NEWS RELEASE

Banner Corporation Reports Fourth Quarter and Year End Results;
Highlighted by Strong Revenues and Balance Sheet Restructuring;
Assets Stay Below $10 Billion at Year End

Walla Walla, WA - January 24, 2018 - Banner Corporation (NASDAQ GSM: BANR), the parent company of Banner Bank and Islanders Bank, today reported that core operations remain strong and year-over-year revenue growth contributed to increased fourth quarter and 2017 income before provision for income taxes. However, as a result of the previously announced write-down of deferred tax assets, which resulted in an additional tax expense of $42.6 million, or $1.30 per diluted share, Banner reported a net loss in the fourth quarter of 2017 of $13.5 million, or $0.41 per diluted share. This compares to net income of $25.1 million, or $0.76 per diluted share, in the preceding quarter and net income of $22.8 million, or $0.69 per diluted share, in the fourth quarter a year ago. For the year ended December 31, 2017, net income was $60.8 million, or $1.84 per diluted share, compared to $85.4 million, or $2.52 per diluted share, in 2016. There were no acquisition-related costs in 2017, compared to $11.7 million in acquisition-related expenses in 2016.
“Our fourth quarter results were significantly impacted by the write-down of deferred tax assets following passage of the Tax Cuts and Jobs Act on December 22, 2017. Results were also significantly impacted by the sale of our Utah operations which generated a substantial gain on sale of $12.2 million. In addition, securities sales in connection with our balance sheet restructuring designed to postpone the adverse impact of the Durbin Amendment on debit card interchange fees produced a $2.3 million net loss on the sale of securities,” stated Mark J. Grescovich, President and Chief Executive Officer. “Aside from those one-time events, our core operations remain solid, with strong net interest income and other revenues contributing to record pre-tax earnings for the year. We continue to invest in infrastructure to augment our risk management operations to meet the additional regulatory requirements as we plan for growth beyond the $10 billion benchmark. While making those necessary investments we remain focused on delivering revenue growth, sustainable profitability and increasing value to our shareholders while still maintaining our moderate risk profile. Through the hard work of our dedicated employees throughout 2017 we continued to advance these goals."
On October 6, 2017, Banner Bank completed the sale of its seven branches and related assets and liabilities in Utah to People’s Intermountain Bank, a banking subsidiary of People’s Utah Bancorp (NASDAQ: PUB). Under the terms of the purchase and assumption agreement, the sale included approximately $255 million in loans and $160 million in deposits. In addition, on January 4, 2018, Banner announced that as a result of the Tax Cuts and Jobs Act, it was required to revalue its deferred tax assets and liabilities to account for the future impact of lower corporate tax rates and other provisions of the legislation. Banner recorded a one-time net tax charge during the fourth quarter of $42.6 million, or $1.30 per share, related to the revaluation of these deferred tax items. This increase in income tax expense was reflected in operating results for the fourth quarter of 2017 and was in addition to the normal provision for income tax related to pre-tax net operating income.

In addition, during the fourth quarter Banner implemented a number of strategic balance sheet initiatives designed to keep its assets below $10 billion at December 31, 2017 in order to postpone the adverse impact of the Durbin Amendment to the Dodd-Frank Act regarding limits on, among other things, debit card interchange fees. As previously disclosed, Banner estimates that the Durbin Amendment will have a $12 million annualized negative impact on pre-tax revenues commencing six months after the calendar year end when it exceeds $10 billion in assets. In December of 2017, Banner sold approximately $470 million of investment securities in the available for sale portfolio, using the proceeds to fund loans and to pay down certain wholesale borrowings and maturing brokered deposits. Banner incurred pre-tax net losses of $2.3 million in connection with the sale of these investment securities, which will produce tax benefits based upon the 2017 marginal federal income tax rate of 35%. To the extent that the Company re-leverages its balance sheet in future periods, the net interest income on replacement securities will be subject to the new 21% marginal corporate federal income tax rate. In recent periods Banner has incurred a blended effective federal and state tax rate of 33% to 34%. As a result of the reduced marginal federal tax rate, Banner anticipates that its blended effective federal and state tax rate will be approximately 22% to 23% in 2018.
At December 31, 2017, Banner Corporation had $9.76 billion in assets, $7.51 billion in net loans and $8.18 billion in deposits. Banner operates 178 branch offices located in eight of the top 20 largest western Metropolitan Statistical Areas by population.
Fourth Quarter 2017 Highlights

•	Total assets at December 31, 2017 were $9.76 billion, postponing the adverse effects of the Durbin Amendment.

•	Completed sale of Banner Bank's seven Utah branches generating a gain on sale of $12.2 million.

•	Revenues were $128.1 million during the quarter ended December 31, 2017, $120.5 million during the preceding quarter and $116.6 million during the fourth quarter last year.

BANR - Fourth Quarter 2017 Results
January 24, 2018

•	Revenues from core operations* were $119.3 million, compared to $120.8 million in the preceding quarter, and increased 2% compared to $117.5 million in the fourth quarter a year ago.

•	Net interest margin was 4.18% for the current quarter, compared to 4.22% in the preceding quarter and 4.32% in the fourth quarter a year ago.

•	Deposit fees and other service charges were $13.0 million, compared to $13.3 million in the preceding quarter and a 7% increase compared to $12.2 million in the fourth quarter a year ago.

•	Provision for loan losses was $2.0 million, bringing the allowance for loan losses to $89.0 million or 1.17% of total loans.

•	Net loans receivable were $7.51 billion at December 31, 2017, compared to $7.69 billion at September 30, 2017, and increased 2% compared to $7.37 billion a year ago.

•	Core deposits increased 2% compared to December 31, 2016 and represented 88% of total deposits at December 31, 2017.

•	Quarterly dividends to shareholders were $0.25 per share.

•	Common shareholders' tangible equity per share* was $30.78 at December 31, 2017, compared to $31.79 at the preceding quarter end and $31.06 a year ago.

•	The ratio of tangible common shareholders' equity to tangible assets* remained strong at 10.61% at December 31, 2017, compared to 10.39% at the preceding quarter end and 10.83% a year ago.

•	Repurchased 520,166 shares of common stock at an average price of $56.99 per share.

•	Nonperforming assets declined by $4.2 million to $27.5 million or 0.28% of total assets.

*Revenues from core operations and non-interest income from core operations (both of which exclude fair value adjustments, gains and losses on the sale of securities and gain on the sale of branches), and references to tangible common shareholders' equity per share and the ratio of tangible common equity to tangible assets (both of which exclude goodwill and other intangible assets, net) represent non-GAAP (Generally Accepted Accounting Principles) financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Banner's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. Where applicable, comparable earnings information using GAAP financial measures is also presented. See also Non-GAAP Financial Measures reconciliation tables on the last two pages of this press release.
Income Statement Review
Banner’s fourth quarter net interest income, before the provision for loan losses, was $98.3 million, compared to $100.2 million in the preceding quarter and $97.2 million in the fourth quarter a year ago. For the full year 2017, net interest income, before the provision for loan losses, increased 5% to $393.0 million compared to $375.1 million in 2016.
“Our net interest income decreased compared to the preceding quarter, largely reflecting the sale of the Utah branches and to a lesser extent the balance sheet deleveraging,” said Grescovich. “Our net interest margin also decreased modestly primarily as a result of a reduction in purchased loan discount accretion in the current quarter.” Banner's net interest margin was 4.18% for the fourth quarter of 2017, compared to 4.22% in the preceding quarter and 4.32% in the fourth quarter a year ago. Acquisition accounting adjustments, principally loan discount accretion, added five basis points to the net interest margin in the current quarter compared to ten basis points in the preceding quarter and 19 basis points in the fourth quarter a year ago. For all of 2017, Banner’s net interest margin improved four basis points to 4.24% compared to 4.20% in 2016. Acquisition accounting adjustments added ten basis points to the net interest margin for the year compared to 16 basis points for 2016. The total purchase discount for acquired loans was $21.1 million at December 31, 2017, a decrease from $23.4 million at September 30, 2017 and $32.1 million a year ago, primarily as a result of discount accretion.
Average interest-earning asset yields decreased three basis points to 4.40% compared to 4.43% for the preceding quarter and decreased nine basis points compared to 4.49% in the fourth quarter a year ago. Average loan yields decreased six basis points to 4.82% compared to the preceding quarter and decreased 11 basis points from the fourth quarter a year ago. Loan discount accretion added six basis points to loan yields in the fourth quarter, compared to 12 basis points in the preceding quarter and 21 basis points in the fourth quarter a year ago. Deposit costs were 0.15% in the fourth quarter, the same as in the preceding quarter and a two basis point increase compared to the fourth quarter a year ago. The total cost of funds was 0.23% during the fourth quarter, the same as in the preceding quarter and a five basis point increase compared to the fourth quarter a year ago.
“Our asset quality metrics continue to remain strong, allowing our provision for loan losses to remain modest again this quarter while still maintaining a moderate risk profile,” said Grescovich. Largely as a result of the addition of new loans, the renewal of acquired loans out of the discounted loan portfolio and net charge-offs, Banner recorded a $2.0 million provision for loan losses during the fourth quarter, the same as in both the preceding and year ago quarters.
Deposit fees and other service charges were $13.0 million in the fourth quarter, a slight decrease compared to $13.3 million in the preceding quarter reflecting the sale of Utah branch deposits at the beginning of the quarter but a increased 7% compared to $12.2 million in the fourth quarter a year ago.
Banner’s mortgage banking revenues, including gains on one- to four-family and multifamily loan sales and loan servicing fees, increased to $5.0 million in the fourth quarter compared to $4.5 million in the preceding quarter and decreased modestly compared to $5.1 million in the fourth quarter of 2016. Home purchase activity accounted for 71% of fourth quarter one- to four-family mortgage loan originations.
Fourth quarter 2017 results included a $1.0 million net loss for fair value adjustments as a result of changes in the valuation of financial instruments carried at fair value and a $2.3 million net loss on the sale of securities. In the preceding quarter, results included a $493,000 net loss for fair value adjustments that was partially offset by a $270,000 net gain on the sale of securities. In the fourth quarter a year ago, results included a $1.1 million net loss for fair value adjustments that was partially offset by a $311,000 net gain on the sale of securities.
Total revenues increased 6% to $128.1 million for the fourth quarter of 2017, compared to $120.5 million in the preceding quarter and increased 10% compared to $116.6 million in the fourth quarter a year ago. For the year ended December 31, 2017, total revenues increased 6% to $486.6 million, compared to $458.5 million for the full year 2016. Reflecting the decline in earning assets as a result of the sale of the Utah branches early in the fourth

BANR - Fourth Quarter 2017 Results
January 24, 2018

quarter and balance sheet restructuring later in the quarter, revenues from core operations* (revenues excluding gains and losses on the sale of securities and net change in valuation of financial instruments and in the current quarter the gain on sale of the branches) decreased to $119.3 million in the fourth quarter of 2017, compared to $120.8 million in the preceding quarter, but increased 2% compared to $117.5 million in the fourth quarter of 2016. Despite the sale of the Utah branches, 2017 revenues from core operations* increased 4% to $479.3 million, compared to $460.3 million in 2016.
Total non-interest income, which includes the changes in the valuation of financial instruments carried at fair value, gains and losses on the sale of securities, and the gain on sale of the Utah branches, was $29.9 million in the fourth quarter of 2017, compared to $20.3 million in the third quarter of 2017 and $19.5 million in the fourth quarter a year ago. For the year ended December 31, 2017, total non-interest income was $93.5 million compared to $83.5 million in 2016. Non-interest income from core operations,* which excludes gains and losses on sale of securities, net changes in the valuation of financial instruments and the gain on sale of the Utah branches, was $21.0 million in the fourth quarter of 2017, compared to $20.6 million for the third quarter of 2017 and $20.3 million in the fourth quarter a year ago. For all of 2017, non-interest income from core operations* was $86.3 million, compared to $85.2 million for the year ended December 31, 2016.
Banner’s total non-interest expense was $84.7 million in the fourth quarter of 2017, compared to $82.6 million in the preceding quarter and $79.9 million in the fourth quarter of 2016. The current and preceding quarter's non-interest expenses included increased salary and employee benefits and elevated costs for professional services as compared to the fourth quarter a year ago largely due to enhanced regulatory requirements attributable to compliance and risk management infrastructure build-out. Professional services expense for the current quarter also included an expected seasonal increase for outside audit services. Advertising and marketing expenses were meaningfully higher in the current quarter compared to the preceding quarter but were comparable to the fourth quarter a year ago. Gains on the sale of real estate owned reduced total operating expenses in both the quarter and year ended December 31, 2017. There were no acquisition-related expenses in the current quarter or in the preceding quarter, compared to $788,000 in the fourth quarter a year ago. For the year ended December 31, 2017, non-interest expense was $327.3 million compared to $322.9 million in 2016. Total operating expenses for the year ended December 31, 2016 included $11.7 million of acquisition-related expenses. There were no acquisition-related expenses in 2017.
For the fourth quarter of 2017, Banner recorded $55.0 million in state and federal income tax expense, which, in addition to the normal provision for income taxes related to pre-tax income, included a $42.6 million net charge related to the revaluation of its deferred tax assets and liabilities as a result of the Tax Cuts and Jobs act as well as a net credit of $1.7 million for the release of a valuation reserve on an acquisition related net operating loss carryforward deferred tax asset.
Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recognized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period of enactment.
Balance Sheet Review
As part of its year-end balance sheet restructuring efforts, Banner’s total assets decreased to $9.76 billion at December 31, 2017, compared to $10.44 billion at September 30, 2017. Banner’s total assets were $9.79 billion at December 31, 2016. The total of securities and interest-bearing deposits held at other banks was $1.26 billion at December 31, 2017, compared to $1.68 billion at September 30, 2017 and $1.16 billion at December 31, 2016. The decrease in the securities portfolio at the end of the year reflects Banner's deleveraging strategy to reduce total assets below the $10 billion threshold at the end of 2017 to postpone the adverse impact of the Durbin Amendment. The average effective duration of Banner's securities portfolio was approximately 4.1 years at December 31, 2017, compared to 3.8 years at December 31, 2016.
“As part of our planned balance sheet restructuring, we reduced our securities and deposit portfolios at the end of the year to keep our asset size below $10 billion,” said Grescovich. “However, net loans increased 2% year over year, with solid production in targeted loan types, including commercial business, construction and land development loans, residential real estate and consumer loans. We continue to see significant potential for growth in our loan origination pipelines due to the robust economic activity in the markets that we serve.”
As a result of the sale of our Utah operations, which included the sale of $255 million of loans, net loans receivable decreased to $7.51 billion at December 31, 2017, compared to $7.69 billion at September 30, 2017; however, despite the impact of the sale net loans increased 2% compared to $7.37 billion a year ago. Commercial real estate and multifamily real estate loans decreased slightly to $3.53 billion at December 31, 2017, compared to $3.67 billion at September 30, 2017, and $3.59 billion a year ago. Commercial business loans were $1.28 billion at December 31, 2017, compared to $1.31 billion three months earlier and increased 6% compared to $1.21 billion a year ago. Agricultural business loans declined to $338.4 million at December 31, 2017, compared to $339.9 million three months earlier and $369.2 million a year ago. Total construction, land and land development loans increased 3% to $907.5 million at December 31, 2017, compared to $878.4 million at September 30, 2017, and increased 10% compared to $823.1 million a year earlier. Consumer loans decreased to $688.8 million at December 31, 2017, compared to $701.2 million at September 30, 2017, but increased 6% compared to $650.5 million a year ago largely as a result of a successful second quarter campaign to generate additional home equity lines of credit. One- to four-family loans decreased to $848.3 million compared to $869.6 million at September 30, 2017 but increased 4% compared to $813.1 million a year ago.
Loans held for sale decreased 43% to $40.7 million at December 31, 2017, compared to $71.9 million at September 30, 2017, and decreased 84% compared to $246.4 million at December 31, 2016. The volume of residential mortgage loans sold was $141.1 million in the current quarter compared to $141.0 million in the preceding quarter and $174.5 million in the fourth quarter a year ago. Banner sold $74.1 million of multifamily loans during the quarter ended December 31, 2017, $86.0 million during the preceding quarter and $16.4 million during the fourth quarter last year. Loans held for sale at December 31, 2017 included $12.9 million of multifamily loans and $27.8 million of one- to four-family loans.
Total deposits were $8.18 billion at December 31, 2017, a decrease compared to $8.54 billion at September 30, 2017, also reflecting the Utah branch sale, and a modest increase compared to $8.12 billion a year ago, as strong core deposit growth was partially offset by continuing declines in certificates of deposit. Non-interest-bearing account balances were $3.27 billion at December 31, 2017, compared to $3.38 billion at September 30, 2017 and

BANR - Fourth Quarter 2017 Results
January 24, 2018

increased 4% compared to $3.14 billion a year ago. Core deposits (non-interest bearing and interest-bearing transaction and savings accounts) decreased 3% during the current quarter but increased 2% compared to December 31, 2016. Core deposits represented 88% of total deposits December 31, 2017 compared to 87% of total deposits at both September 30, 2017 and a year earlier. Certificates of deposit were $966.9 million at December 31, 2017, compared to $1.10 billion at September 30, 2017 and $1.05 billion a year earlier. Brokered deposits declined to $57.2 million at December 31, 2017, compared to $171.7 million at September 30, 2017 and were $34.1 million a year earlier. The average cost of deposits was 0.15% for the quarter ended December 31, 2017, the same as in the preceding quarter and a two basis point increase compared to the quarter ended December 31, 2016.
At December 31, 2017, total common shareholders' equity was $1.27 billion, or $38.89 per share, compared to $1.33 billion at September 30, 2017 and $1.31 billion a year ago. At December 31, 2017, tangible common shareholders' equity*, which excludes goodwill and other intangible assets, was $1.00 billion, or 10.61% of tangible assets*, compared to $1.06 billion, or 10.39% of tangible assets, at September 30, 2017 and $1.03 billion, or 10.83% of tangible assets, a year ago. Banner's tangible book value per share* was $30.78 at December 31, 2017, compared to $31.06 per share a year ago.
In addition to the impact of the net loss and dividend payments for the quarter, Banner also reduced its equity capital during the fourth quarter of 2017 through the repurchase of 520,166 shares of its common stock at an average price per share of $56.99 for a total purchase price of $29.6 million that further enhanced its efforts to close the year below $10 billion in total assets. Nonetheless, Banner Corporation and its subsidiary banks continue to maintain capital levels in excess of the requirements to be categorized as “well-capitalized” under the Basel III and Dodd Frank regulatory standards. At December 31, 2017, Banner Corporation's common equity Tier 1 capital ratio was 11.30%, its Tier 1 leverage capital to average assets ratio was 11.33%, and its total capital to risk-weighted assets ratio was 13.80%.
Credit Quality
The allowance for loan losses was $89.0 million at December 31, 2017, or 1.17% of total loans outstanding and 329% of non-performing loans compared to $89.1 million at September 30, 2017, or 1.15% of total loans outstanding and 296% of non-performing loans, and $86.0 million at December 31, 2016, or 1.15% of total loans outstanding and 381% of non-performing loans. Net charge-offs totaled $2.1 million in the fourth quarter compared to $1.5 million in the preceding quarter and $253,000 in the fourth quarter a year ago. Primarily as a result of the addition of new loans and the renewal of acquired loans out of the discounted loan portfolio, as well as the net charge offs, Banner recorded a $2.0 million provision for loan losses in the current quarter which was the same amount as recorded in the prior quarter and in the year ago quarter. Non-performing loans were $27.0 million at December 30, 2017, compared to $30.1 million at September 30, 2017 and $22.6 million a year ago. Real estate owned and other repossessed assets were $467,000 at December 31, 2017, compared to $1.6 million at September 30, 2017 and $11.2 million a year ago.
In accordance with acquisition accounting, loans acquired from AmericanWest Bank and Siuslaw Bank in 2015 were recorded at their estimated fair value, which resulted in a net discount to the loans’ contractual amounts, a portion of which reflects a discount for possible credit losses. Credit discounts are included in the determination of fair value, and as a result, no allowance for loan and lease losses is recorded for acquired loans at the acquisition date. Although the discount recorded on the acquired loans is not reflected in the allowance for loan losses or related allowance coverage ratios, we believe it should be considered when comparing the current ratios to similar ratios in periods prior to the acquisitions of AmericanWest Bank and Siuslaw Bank.
Banner's non-performing assets were $27.5 million, or 0.28% of total assets, at December 31, 2017, compared to $31.7 million, or 0.30% of total assets, at September 30, 2017 and $33.8 million, or 0.35% of total assets, a year ago. In addition to non-performing assets, purchased credit-impaired loans decreased to $21.3 million at December 31, 2017, compared to $23.2 million at September 30, 2017 and $32.3 million a year ago.
Conference Call
Banner will host a conference call on Thursday, January 25, 2018, at 8:00 a.m. PST, to discuss its fourth quarter and year end results. To listen to the call on-line, go to www.bannerbank.com. Investment professionals are invited to dial (866) 235-9915 to participate in the call. A replay will be available for one week at (877) 344-7529 using access code 10115119, or at www.bannerbank.com.
About the Company
Banner Corporation is a $9.8 billion bank holding company operating two commercial banks in four Western states through a network of branches offering a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans. Visit Banner Bank on the Web at www.bannerbank.com.
Forward-Looking Statements
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date such statements are made and based only on information then actually known to Banner.  Banner does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These statements may relate to future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial information.  By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements and could negatively affect Banner's operating and stock price performance.
Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, which could necessitate additional provisions for loan losses, resulting both from loans originated and loans acquired from other financial institutions; (2) results of examinations by regulatory authorities, including the possibility that any such regulatory

BANR - Fourth Quarter 2017 Results
January 24, 2018

authority may, among other things, require increases in the allowance for loan losses or writing down of assets or impose restrictions or penalties with respect to Banner's activities; (3) competitive pressures among depository institutions; (4) interest rate movements and their impact on customer behavior and net interest margin; (5) the impact of repricing and competitors' pricing initiatives on loan and deposit products; (6) fluctuations in real estate values; (7) the ability to adapt successfully to technological changes to meet customers' needs and developments in the market place; (8) the ability to access cost-effective funding; (9) changes in financial markets; (10) changes in economic conditions in general and in Washington, Idaho, Oregon and California in particular; (11) the costs, effects and outcomes of litigation; (12) new legislation or regulatory changes, including but not limited to the Dodd-Frank Act and regulations adopted thereunder, changes in capital requirements pursuant to the Dodd-Frank Act and the implementation of the Basel III capital standards, other governmental initiatives affecting the financial services industry and changes in federal and/or state tax laws or interpretations thereof by taxing authorities; (13) changes in accounting principles, policies or guidelines; (14) future acquisitions by Banner of other depository institutions or lines of business; (15) future goodwill impairment due to changes in Banner's business, changes in market conditions, or other factors and (16) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks detailed from time to time in our filings with the Securities and Exchange Commission including our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K.

BANR - Fourth Quarter 2017 Results
January 24, 2018

RESULTS OF OPERATIONS	Quarters Ended			Twelve months ended
(in thousands except shares and per share data)	Dec 31, 2017	Sep 30, 2017	Dec 31, 2016	Dec 31, 2017	Dec 31, 2016

INTEREST INCOME:
Loans receivable	$93,145	$95,221	$93,915	$374,449	$359,612
Mortgage-backed securities	7,006	6,644	3,861	24,535	19,328
Securities and cash equivalents	3,324	3,413	3,231	13,300	12,537
	103,475	105,278	101,007	412,284	391,477
INTEREST EXPENSE:
Deposits	3,111	3,189	2,604	12,273	11,105
Federal Home Loan Bank advances	766	569	79	1,908	953
Other borrowings	77	84	76	317	310
Junior subordinated debentures	1,257	1,226	1,077	4,752	4,040
	5,211	5,068	3,836	19,250	16,408
Net interest income before provision for loan losses	98,264	100,210	97,171	393,034	375,069
PROVISION FOR LOAN LOSSES	2,000	2,000	2,030	8,000	6,030
Net interest income	96,264	98,210	95,141	385,034	369,039
NON-INTEREST INCOME:
Deposit fees and other service charges	13,048	13,316	12,199	51,787	49,156
Mortgage banking operations	5,025	4,498	5,143	20,880	25,552
Bank owned life insurance	1,020	1,043	893	4,618	4,538
Miscellaneous	1,923	1,705	2,065	8,985	6,001
	21,016	20,562	20,300	86,270	85,247
Net (loss) gain on sale of securities	(2,310)	270	311	(2,080)	843
Net change in valuation of financial instruments carried at fair value	(1,013)	(493)	(1,148)	(2,844)	(2,620)
Gain on sale of branches, including related loans and deposits	12,189	—	—	12,189	—
Total non-interest income	29,882	20,339	19,463	93,535	83,470
NON-INTEREST EXPENSE:
Salary and employee benefits	48,082	48,931	44,387	192,096	180,883
Less capitalized loan origination costs	(4,134)	(4,331)	(4,785)	(17,379)	(18,895)
Occupancy and equipment	12,088	11,737	12,581	47,866	45,000
Information / computer data services	4,731	4,420	4,674	17,245	19,281
Payment and card processing services	6,015	5,839	5,440	22,665	21,604
Professional services	5,301	3,349	2,384	17,534	8,120
Advertising and marketing	3,412	2,130	3,220	8,637	9,709
Deposit insurance	1,251	1,101	1,012	4,689	4,551
State/municipal business and use taxes	737	780	952	2,594	3,516
Real estate operations	(941)	240	(338)	(2,030)	175
Amortization of core deposit intangibles	1,457	1,542	1,722	6,246	7,061
Miscellaneous	6,710	6,851	7,820	27,142	30,131
	84,709	82,589	79,069	327,305	311,136
Acquisition related expenses	—	—	788	—	11,733
Total non-interest expense	84,709	82,589	79,857	327,305	322,869
Income before provision for income taxes	41,437	35,960	34,747	151,264	129,640
PROVISION FOR INCOME TAXES	54,985	10,883	11,943	90,488	44,255
NET (LOSS) INCOME	$(13,548)	$25,077	$22,804	$60,776	$85,385
(Loss) Earnings per share available to common shareholders:
Basic	$(0.41)	$0.76	$0.69	$1.85	$2.52
Diluted	$(0.41)	$0.76	$0.69	$1.84	$2.52
Cumulative dividends declared per common share	$0.25	$0.25	$0.23	$2.00	$0.88
Weighted average common shares outstanding:
Basic	32,655,973	32,982,532	33,134,222	32,888,007	33,820,148
Diluted	32,766,335	33,079,099	33,201,333	32,986,707	33,853,511
Decrease in common shares outstanding	(528,299)	(23,247)	(673,924)	(466,902)	(1,048,868)

BANR - Fourth Quarter 2017 Results
January 24, 2018

FINANCIAL CONDITION				Percentage Change
(in thousands except shares and per share data)	Dec 31, 2017	Sep 30, 2017	Dec 31, 2016	Prior Qtr	Prior Yr Qtr

ASSETS
Cash and due from banks	$199,624	$192,278	$177,083	3.8%	12.7%
Interest-bearing deposits	61,576	49,488	70,636	24.4%	(12.8)%
Total cash and cash equivalents	261,200	241,766	247,719	8.0%	5.4%
Securities - trading	22,318	23,466	24,568	(4.9)%	(9.2)%
Securities - available for sale	919,485	1,339,057	800,917	(31.3)%	14.8%
Securities - held to maturity	260,271	264,752	267,873	(1.7)%	(2.8)%
Federal Home Loan Bank stock	10,334	20,854	12,506	(50.4)%	(17.4)%
Loans held for sale	40,725	71,905	246,353	(43.4)%	(83.5)%
Loans receivable	7,598,884	7,774,449	7,451,148	(2.3)%	2.0%
Allowance for loan losses	(89,028)	(89,100)	(85,997)	(0.1)%	3.5%
Net loans	7,509,856	7,685,349	7,365,151	(2.3)%	2.0%
Accrued interest receivable	31,259	33,837	30,178	(7.6)%	3.6%
Real estate owned held for sale, net	360	1,496	11,081	(75.9)%	(96.8)%
Property and equipment, net	154,815	159,893	166,481	(3.2)%	(7.0)%
Goodwill	242,659	244,583	244,583	(0.8)%	(0.8)%
Other intangibles, net	22,655	25,219	30,162	(10.2)%	(24.9)%
Bank-owned life insurance	162,668	161,648	158,936	0.6%	2.3%
Other assets	124,604	169,261	187,160	(26.4)%	(33.4)%
Total assets	$9,763,209	$10,443,086	$9,793,668	(6.5)%	(0.3)%
LIABILITIES
Deposits:
Non-interest-bearing	$3,265,544	$3,379,841	$3,140,451	(3.4)%	4.0%
Interest-bearing transaction and savings accounts	3,950,950	4,058,435	3,935,630	(2.6)%	0.4%
Interest-bearing certificates	966,937	1,100,574	1,045,333	(12.1)%	(7.5)%
Total deposits	8,183,431	8,538,850	8,121,414	(4.2)%	0.8%
Advances from Federal Home Loan Bank at fair value	202	263,349	54,216	(99.9)%	(99.6)%
Customer repurchase agreements and other borrowings	95,860	103,713	105,685	(7.6)%	(9.3)%
Junior subordinated debentures at fair value	98,707	97,280	95,200	1.5%	3.7%
Accrued expenses and other liabilities	71,344	72,604	71,369	(1.7)%	—%
Deferred compensation	41,039	40,279	40,074	1.9%	2.4%
Total liabilities	8,490,583	9,116,075	8,487,958	(6.9)%	—%
SHAREHOLDERS' EQUITY
Common stock	1,187,127	1,215,482	1,213,837	(2.3)%	(2.2)%
Retained earnings (1)	89,740	111,405	95,328	(19.4)%	(5.9)%
Other components of shareholders' equity (1)	(4,241)	124	(3,455)	nm	22.7%
Total shareholders' equity	1,272,626	1,327,011	1,305,710	(4.1)%	(2.5)%
Total liabilities and shareholders' equity	$9,763,209	$10,443,086	$9,793,668	(6.5)%	(0.3)%
Common Shares Issued:
Shares outstanding at end of period	32,726,485	33,254,784	33,193,387
Common shareholders' equity per share (2)	$38.89	$39.90	$39.34
Common shareholders' tangible equity per share (2) (3)	$30.78	$31.79	$31.06
Common shareholders' tangible equity to tangible assets (3)	10.61%	10.39%	10.83%
Consolidated Tier 1 leverage capital ratio	11.33%	11.49%	11.83%

(1)
The December 31, 2017 amounts for retained earnings and accumulated other comprehensive income are considered preliminary pending the issuance of a proposed accounting standard update addressing certain impacts of the Tax Cuts and Jobs Act which would result in a reclassification between retained earnings and other accumulated comprehensive income.

(2)	Calculation is based on number of common shares outstanding at the end of the period rather than weighted average shares outstanding.
(3)
Common shareholders' tangible equity excludes goodwill and other intangible assets.  Tangible assets exclude goodwill and other intangible assets.  These ratios represent non-GAAP financial measures. See also Non-GAAP Financial Measures reconciliation tables on the last two pages of the press release tables.

BANR - Fourth Quarter 2017 Results
January 24, 2018

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
				Percentage Change
LOANS	Dec 31, 2017	Sep 30, 2017	Dec 31, 2016	Prior Qtr	Prior Yr Qtr

Commercial real estate:
Owner occupied	$1,284,363	$1,369,130	$1,352,999	(6.2)%	(5.1)%
Investment properties	1,937,423	1,993,144	1,986,336	(2.8)%	(2.5)%
Multifamily real estate	314,188	311,706	248,150	0.8%	26.6%
Commercial construction	148,435	157,041	124,068	(5.5)%	19.6%
Multifamily construction	154,662	136,532	124,126	13.3%	24.6%
One- to four-family construction	415,327	399,361	375,704	4.0%	10.5%
Land and land development:
Residential	164,516	158,384	170,004	3.9%	(3.2)%
Commercial	24,583	27,095	29,184	(9.3)%	(15.8)%
Commercial business	1,279,894	1,311,409	1,207,879	(2.4)%	6.0%
Agricultural business including secured by farmland	338,388	339,932	369,156	(0.5)%	(8.3)%
One- to four-family real estate	848,289	869,556	813,077	(2.4)%	4.3%
Consumer:
Consumer secured by one- to four-family real estate	522,931	535,300	493,211	(2.3)%	6.0%
Consumer-other	165,885	165,859	157,254	—%	5.5%
Total loans receivable	$7,598,884	$7,774,449	$7,451,148	(2.3)%	2.0%
Restructured loans performing under their restructured terms	$16,115	$12,744	$18,907
Loans 30 - 89 days past due and on accrual (1)	$29,278	$9,619	$11,571
Total delinquent loans (including loans on non-accrual), net (2)	$50,503	$34,792	$30,553
Total delinquent loans / Total loans outstanding	0.66%	0.45%	0.41%

(1) Includes $943,000 of purchased credit-impaired loans at December 31, 2017 compared to $1.0 million at September 30, 2017, and $470,000 at December 31, 2016.
(2) Delinquent loans include $2.2 million of delinquent purchased credit-impaired loans December 31, 2017 compared to $2.9 million at September 30, 2017, and $1.7 million at December 31, 2016.

LOANS BY GEOGRAPHIC LOCATION	Dec 31, 2017		Sep 30, 2017		Dec 31, 2016
	Amount	Percentage	Amount	Percentage	Amount	Percentage

Washington	$3,508,542	46.2%	$3,515,881	45.2%	$3,433,617	46.1%
Oregon	1,590,233	20.9%	1,561,723	20.1%	1,505,369	20.2%
California	1,415,076	18.6%	1,381,572	17.8%	1,239,989	16.6%
Idaho	492,603	6.5%	495,041	6.4%	495,992	6.7%
Utah	73,382	1.0%	304,740	3.9%	283,890	3.8%
Other	519,048	6.8%	515,492	6.6%	492,291	6.6%
Total loans	$7,598,884	100.0%	$7,774,449	100.0%	$7,451,148	100.0%

BANR - Fourth Quarter 2017 Results
January 24, 2018

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Quarters Ended			Twelve months ended
CHANGE IN THE	Dec 31, 2017	Sep 30, 2017	Dec 31, 2016	Dec 31, 2017	Dec 31, 2016
ALLOWANCE FOR LOAN LOSSES
Balance, beginning of period	$89,100	$88,586	$84,220	$85,997	$78,008
Provision for loan losses	2,000	2,000	2,030	8,000	6,030
Recoveries of loans previously charged off:
Commercial real estate	19	19	484	372	582
Multifamily real estate	—	—	—	11	—
Construction and land	57	73	903	1,237	2,171
One- to four-family real estate	8	8	231	270	1,283
Commercial business	305	577	218	1,226	1,993
Agricultural business, including secured by farmland	1	1	20	134	59
Consumer	188	98	81	481	610
	578	776	1,937	3,731	6,698
Loans charged off:
Commercial real estate	(549)	(584)	(566)	(1,180)	(746)
One- to four-family real estate	(38)	—	(249)	(38)	(375)
Commercial business	(517)	(491)	(305)	(3,803)	(948)
Agricultural business, including secured by farmland	(1,110)	(1,001)	—	(2,374)	(567)
Consumer	(436)	(186)	(454)	(1,305)	(1,487)
	(2,650)	(2,262)	(2,190)	(8,700)	(4,739)
Net (charge-offs) recoveries	(2,072)	(1,486)	(253)	(4,969)	1,959
Balance, end of period	$89,028	$89,100	$85,997	$89,028	$85,997
Net (charge-offs) recoveries / Average loans outstanding	(0.027)%	(0.019)%	(0.003)%	(0.065)%	0.026%

ALLOCATION OF
ALLOWANCE FOR LOAN LOSSES	Dec 31, 2017	Sep 30, 2017	Dec 31, 2016
Specific or allocated loss allowance:
Commercial real estate	$22,824	$23,431	$20,993
Multifamily real estate	1,633	1,625	1,360
Construction and land	27,568	29,422	34,252
One- to four-family real estate	2,055	2,040	2,238
Commercial business	18,311	18,657	16,533
Agricultural business, including secured by farmland	4,053	3,949	2,967
Consumer	3,866	4,016	4,104
Total allocated	80,310	83,140	82,447
Unallocated	8,718	5,960	3,550
Total allowance for loan losses	$89,028	$89,100	$85,997
Allowance for loan losses / Total loans outstanding	1.17%	1.15%	1.15%
Allowance for loan losses / Non-performing loans	329%	296%	381%

BANR - Fourth Quarter 2017 Results
January 24, 2018

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Dec 31, 2017	Sep 30, 2017	Dec 31, 2016
NON-PERFORMING ASSETS
Loans on non-accrual status:
Secured by real estate:
Commercial	$10,646	$11,632	$8,237
Construction and land	798	1,726	1,748
One- to four-family	3,264	2,878	2,263
Commercial business	3,406	7,144	3,074
Agricultural business, including secured by farmland	6,132	4,285	3,229
Consumer	1,297	1,462	1,875
	25,543	29,127	20,426
Loans more than 90 days delinquent, still on accrual:
Secured by real estate:
Commercial	—	53	701
Multifamily	—	—	147
Construction and land	298	—	—
One- to four-family	1,085	722	1,233
Commercial business	18	51	—
Consumer	85	101	72
	1,486	927	2,153
Total non-performing loans	27,029	30,054	22,579
Real estate owned (REO)	360	1,496	11,081
Other repossessed assets	107	145	166
Total non-performing assets	$27,496	$31,695	$33,826
Total non-performing assets to total assets	0.28%	0.30%	0.35%
Purchased credit-impaired loans, net	$21,310	$23,221	$32,322

	Quarters Ended			Twelve months ended
REAL ESTATE OWNED	Dec 31, 2017	Sep 30, 2017	Dec 31, 2016	Dec 31, 2017	Dec 31, 2016
Balance, beginning of period	$1,496	$2,427	$4,717	$11,081	$11,627
Additions from loan foreclosures	—	—	8,375	46	8,909
Additions from acquisitions	—	—	—	—	400
Additions from capitalized costs	—	—	—	54	—
Proceeds from dispositions of REO	(2,092)	(961)	(2,791)	(13,474)	(10,812)
Gain on sale of REO	956	30	852	2,909	1,833
Valuation adjustments in the period	—	—	(72)	(256)	(876)
Balance, end of period	$360	$1,496	$11,081	$360	$11,081

BANR - Fourth Quarter 2017 Results
January 24, 2018

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

DEPOSIT COMPOSITION				Percentage Change
	Dec 31, 2017	Sep 30, 2017	Dec 31, 2016	Prior Qtr	Prior Yr

Non-interest-bearing	$3,265,544	$3,379,841	$3,140,451	(3.4)%	4.0%
Interest-bearing checking	971,137	955,486	914,484	1.6%	6.2%
Regular savings accounts	1,557,500	1,577,292	1,523,391	(1.3)%	2.2%
Money market accounts	1,422,313	1,525,657	1,497,755	(6.8)%	(5.0)%
Total interest-bearing transaction and savings accounts	3,950,950	4,058,435	3,935,630	(2.6)%	0.4%
Interest-bearing certificates	966,937	1,100,574	1,045,333	(12.1)%	(7.5)%
Total deposits	$8,183,431	$8,538,850	$8,121,414	(4.2)%	0.8%

GEOGRAPHIC CONCENTRATION OF DEPOSITS	Dec 31, 2017		Sep 30, 2017		Dec 31, 2016
	Amount	Percentage	Amount	Percentage	Amount	Percentage
Washington	$4,506,249	55.0%	$4,654,406	54.6%	$4,347,644	53.6%
Oregon	1,797,147	22.0%	1,811,459	21.2%	1,708,973	21.0%
California	1,432,819	17.5%	1,442,727	16.9%	1,469,748	18.1%
Idaho	447,216	5.5%	465,104	5.4%	447,019	5.5%
Utah	—	—%	165,154	1.9%	148,030	1.8%
Total deposits	$8,183,431	100.0%	$8,538,850	100.0%	$8,121,414	100.0%

INCLUDED IN TOTAL DEPOSITS	Dec 31, 2017	Sep 30, 2017	Dec 31, 2016
Public non-interest-bearing accounts	$86,987	$86,262	$92,789
Public interest-bearing transaction & savings accounts	111,732	108,257	128,976
Public interest-bearing certificates	23,685	26,543	25,650
Total public deposits	$222,404	$221,062	$247,415
Total brokered deposits	$57,228	$171,718	$34,074

BANR - Fourth Quarter 2017 Results
January 24, 2018

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Actual		Minimum to be categorized as "Adequately Capitalized"		Minimum to be categorized as "Well Capitalized"
REGULATORY CAPITAL RATIOS AS OF DECEMBER 31, 2017	Amount	Ratio	Amount	Ratio	Amount	Ratio

Banner Corporation-consolidated:
Total capital to risk-weighted assets	$1,213,835	13.80%	$703,508	8.00%	$879,385	10.00%
Tier 1 capital to risk-weighted assets	1,122,358	12.76%	527,631	6.00%	527,631	6.00%
Tier 1 leverage capital to average assets	1,122,358	11.33%	396,313	4.00%	n/a	n/a
Common equity tier 1 capital to risk-weighted assets	993,284	11.30%	395,723	4.50%	n/a	n/a
Banner Bank:
Total capital to risk-weighted assets	1,101,432	12.82%	687,266	8.00%	859,083	10.00%
Tier 1 capital to risk-weighted assets	1,012,316	11.78%	515,450	6.00%	687,266	8.00%
Tier 1 leverage capital to average assets	1,012,316	10.52%	384,920	4.00%	481,150	5.00%
Common equity tier 1 capital to risk-weighted assets	1,012,316	11.78%	386,587	4.50%	558,404	6.50%
Islanders Bank:
Total capital to risk-weighted assets	32,090	16.37%	15,681	8.00%	19,602	10.00%
Tier 1 capital to risk-weighted assets	29,729	15.17%	11,761	6.00%	15,681	8.00%
Tier 1 leverage capital to average assets	29,729	10.63%	11,183	4.00%	13,979	5.00%
Common equity tier 1 capital to risk-weighted assets	29,729	15.17%	8,821	4.50%	12,741	6.50%

BANR - Fourth Quarter 2017 Results
January 24, 2018

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)

ANALYSIS OF NET INTEREST SPREAD	Quarters Ended
	December 31, 2017			September 30, 2017			December 31, 2016
	Average Balance	Interest and Dividends	Yield / Cost(3)	Average Balance	Interest and Dividends	Yield / Cost(3)	Average Balance	Interest and Dividends	Yield / Cost(3)
Interest-earning assets:
Mortgage loans	$6,064,650	$73,349	4.80%	$6,086,554	$75,020	4.89%	$5,960,506	$74,538	4.97%
Commercial/agricultural loans	1,454,639	17,549	4.79%	1,520,946	17,992	4.69%	1,469,407	17,192	4.65%
Consumer and other loans	144,412	2,247	6.17%	140,758	2,209	6.23%	141,133	2,185	6.16%
Total loans(1)	7,663,701	93,145	4.82%	7,748,258	95,221	4.88%	7,571,046	93,915	4.93%
Mortgage-backed securities	1,131,692	7,006	2.46%	1,129,256	6,644	2.33%	796,625	3,861	1.93%
Other securities	459,065	3,028	2.62%	473,808	3,192	2.67%	469,377	3,062	2.60%
Interest-bearing deposits with banks	60,109	191	1.26%	51,607	159	1.22%	91,625	95	0.41%
FHLB stock	18,496	105	2.25%	16,961	62	1.45%	11,668	74	2.52%
Total investment securities	1,669,362	10,330	2.46%	1,671,632	10,057	2.39%	1,369,295	7,092	2.06%
Total interest-earning assets	9,333,063	103,475	4.40%	9,419,890	105,278	4.43%	8,940,341	101,007	4.49%
Non-interest-earning assets	861,232			888,388			904,846
Total assets	$10,194,295			$10,308,278			$9,845,187
Deposits:
Interest-bearing checking accounts	$964,306	222	0.09%	$946,585	218	0.09%	$876,904	197	0.09%
Savings accounts	1,567,845	550	0.14%	1,557,475	538	0.14%	1,470,548	493	0.13%
Money market accounts	1,471,875	645	0.17%	1,534,867	653	0.17%	1,541,258	677	0.17%
Certificates of deposit	1,024,069	1,694	0.66%	1,151,725	1,780	0.61%	1,089,337	1,237	0.45%
Total interest-bearing deposits	5,028,095	3,111	0.25%	5,190,652	3,189	0.24%	4,978,047	2,604	0.21%
Non-interest-bearing deposits	3,325,452	—	—%	3,300,185	—	—%	3,193,172	—	—%
Total deposits	8,353,547	3,111	0.15%	8,490,837	3,189	0.15%	8,171,219	2,604	0.13%
Other interest-bearing liabilities:
FHLB advances	204,502	766	1.49%	165,586	569	1.36%	32,932	79	0.95%
Other borrowings	106,678	77	0.29%	116,297	84	0.29%	107,819	76	0.28%
Junior subordinated debentures	140,212	1,257	3.56%	140,212	1,226	3.47%	140,212	1,077	3.06%
Total borrowings	451,392	2,100	1.85%	422,095	1,879	1.77%	280,963	1,232	1.74%
Total funding liabilities	8,804,939	5,211	0.23%	8,912,932	5,068	0.23%	8,452,182	3,836	0.18%
Other non-interest-bearing liabilities(2)	63,654			67,918			67,536
Total liabilities	8,868,593			8,980,850			8,519,718
Shareholders' equity	1,325,702			1,327,428			1,325,469
Total liabilities and shareholders' equity	$10,194,295			$10,308,278			$9,845,187
Net interest income/rate spread		$98,264	4.17%		$100,210	4.20%		$97,171	4.31%
Net interest margin			4.18%			4.22%			4.32%
Additional Key Financial Ratios:
Return on average assets			(0.53)%			0.97%			0.92%
Return on average equity			(4.05)%			7.49%			6.84%
Average equity/average assets			13.00%			12.88%			13.46%
Average interest-earning assets/average interest-bearing liabilities			170.33%			167.83%			170.00%
Average interest-earning assets/average funding liabilities			106.00%			105.69%			105.78%
Non-interest income/average assets			1.16%			0.78%			0.79%
Non-interest expense/average assets			3.30%			3.18%			3.23%
Efficiency ratio(4)			66.10%			68.51%			68.47%
Adjusted efficiency ratio(5)			69.97%			66.26%			65.32%

(1)	Average balances include loans accounted for on a nonaccrual basis and loans 90 days or more past due. Amortization of net deferred loan fees/costs is included with interest on loans.
(2)	Average other non-interest-bearing liabilities include fair value adjustments related to FHLB advances and junior subordinated debentures.
(3)	Yields and costs have not been adjusted for the effect of tax-exempt interest.
(4)	Non-interest expense divided by the total of net interest income (before provision for loan losses) and non-interest income.
(5)
Adjusted non-interest expense divided by adjusted revenue. Adjusted revenue excludes net gain (loss) on sale of securities and fair value adjustments. Adjusted non-interest expense excludes acquisition related costs, amortization of core deposit intangibles (CDI), real estate operations expense, and state/municipal business and use taxes. These represent non-GAAP financial measures. See also Non-GAAP Financial Measures reconciliation tables on the last two pages of the press release tables.

BANR - Fourth Quarter 2017 Results
January 24, 2018

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)

ANALYSIS OF NET INTEREST SPREAD	Twelve months ended
	December 31, 2017			December 31, 2016
	Average Balance	Interest and Dividends	Yield/Cost(3)	Average Balance	Interest and Dividends	Yield/Cost(3)
Interest-earning assets:
Mortgage loans	$6,060,780	$295,377	4.87%	$5,807,397	$282,419	4.86%
Commercial/agricultural loans	1,485,985	70,266	4.73%	1,485,390	68,405	4.61%
Consumer and other loans	140,500	8,806	6.27%	141,460	8,788	6.21%
Total loans(1)	7,687,265	374,449	4.87%	7,434,247	359,612	4.84%
Mortgage-backed securities	1,043,599	24,535	2.35%	931,111	19,328	2.08%
Other securities	464,680	12,448	2.68%	454,977	11,814	2.60%
Interest-bearing deposits with banks	49,573	583	1.18%	94,456	395	0.42%
FHLB stock	16,379	269	1.64%	16,119	328	2.03%
Total investment securities	1,574,231	37,835	2.40%	1,496,663	31,865	2.13%
Total interest-earning assets	9,261,496	412,284	4.45%	8,930,910	391,477	4.38%
Non-interest-earning assets	892,050			904,181
Total assets	$10,153,546			$9,835,091
Deposits:
Interest-bearing checking accounts	$933,978	850	0.09%	$859,621	767	0.09%
Savings accounts	1,559,042	2,138	0.14%	1,370,014	1,796	0.13%
Money market accounts	1,515,854	2,638	0.17%	1,575,877	3,098	0.20%
Certificates of deposit	1,116,304	6,647	0.60%	1,208,702	5,444	0.45%
Total interest-bearing deposits	5,125,178	12,273	0.24%	5,014,214	11,105	0.22%
Non-interest-bearing deposits	3,233,889	—	—%	3,033,604	—	—%
Total deposits	8,359,067	12,273	0.15%	8,047,818	11,105	0.14%
Other interest-bearing liabilities:
FHLB advances	151,295	1,908	1.26%	141,885	953	0.67%
Other borrowings	111,903	317	0.28%	108,427	310	0.29%
Junior subordinated debentures	140,212	4,752	3.39%	140,212	4,040	2.88%
Total borrowings	403,410	6,977	1.73%	390,524	5,303	1.36%
Total funding liabilities	8,762,477	19,250	0.22%	8,438,342	16,408	0.19%
Other non-interest-bearing liabilities(2)	61,592			65,508
Total liabilities	8,824,069			8,503,850
Shareholders' equity	1,329,479			1,331,241
Total liabilities and shareholders' equity	$10,153,548			$9,835,091
Net interest income/rate spread		$393,034	4.23%		$375,069	4.19%
Net interest margin			4.24%			4.20%
Additional Key Financial Ratios:
Return on average assets			0.60%			0.87%
Return on average equity			4.57%			6.41%
Average equity/average assets			13.09%			13.54%
Average interest-earning assets/average interest-bearing liabilities			167.52%			165.24%
Average interest-earning assets/average funding liabilities			105.69%			105.84%
Non-interest income/average assets			0.92%			0.85%
Non-interest expense/average assets			3.22%			3.28%
Efficiency ratio(4)			67.27%			70.41%
Adjusted efficiency ratio(5)			66.87%			65.26%

(1)	Average balances include loans accounted for on a nonaccrual basis and loans 90 days or more past due. Amortization of net deferred loan fees/costs is included with interest on loans.
(2)	Average other non-interest-bearing liabilities include fair value adjustments related to FHLB advances and junior subordinated debentures.
(3)	Yields and costs have not been adjusted for the effect of tax-exempt interest.
(4)	Non-interest expense divided by the total of net interest income (before provision for loan losses) and non-interest income.
(5)
Adjusted non-interest expense divided by adjusted revenue. Adjusted revenue excludes net gain (loss) on sale of securities and fair value adjustments. Adjusted non-interest expense excludes acquisition related costs, amortization of CDI, real estate operations expense, and state/municipal business and use taxes. These represent non-GAAP financial measures. See also Non-GAAP Financial Measures reconciliation tables on the last two pages of the press release tables.

BANR - Fourth Quarter 2017 Results
January 24, 2018

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

* Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Banner's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. Where applicable, comparable earnings information using GAAP financial measures is also presented.

REVENUE FROM CORE OPERATIONS	Quarters Ended			Twelve months ended
	Dec 31, 2017	Sep 30, 2017	Dec 31, 2016	Dec 31, 2017	Dec 31, 2016
Net interest income before provision for loan losses	$98,264	$100,210	$97,171	$393,034	$375,069
Total non-interest income	29,882	20,339	19,463	93,535	83,470
Total GAAP revenue	128,146	120,549	116,634	486,569	458,539
Exclude net loss (gain) on sale of securities	2,310	(270)	(311)	2,080	(843)
Exclude change in valuation of financial instruments carried at fair value	1,013	493	1,148	2,844	2,620
Exclude gain on sale of branches	(12,189)	—	—	(12,189)	—
Revenue from core operations (non-GAAP)	$119,280	$120,772	$117,471	$479,304	$460,316

NON-INTEREST INCOME FROM CORE OPERATIONS	Quarters Ended			Twelve months ended
	Dec 31, 2017	Sep 30, 2017	Dec 31, 2016	Dec 31, 2017	Dec 31, 2016
Total non-interest income (GAAP)	$29,882	$20,339	$19,463	$93,535	$83,470
Exclude net loss (gain) on sale of securities	2,310	(270)	(311)	2,080	(843)
Exclude change in valuation of financial instruments carried at fair value	1,013	493	1,148	2,844	2,620
Exclude gain on sale of branches	(12,189)	—	—	(12,189)	—
Non-interest income from core operations (non-GAAP)	$21,016	$20,562	$20,300	$86,270	$85,247

EARNINGS FROM CORE OPERATIONS	Quarters Ended			Twelve months ended
	Dec 31, 2017	Sep 30, 2017	Dec 31, 2016	Dec 31, 2017	Dec 31, 2016
Net income (GAAP)	$(13,548)	$25,077	$22,804	$60,776	$85,385
Exclude net loss (gain) on sale of securities	2,310	(270)	(311)	2,080	(843)
Exclude change in valuation of financial instruments carried at fair value	1,013	493	1,148	2,844	2,620
Exclude acquisition-related costs	—	—	788	—	11,733
Exclude gain on sale of branches	(12,189)	—	—	(12,189)	—
Exclude related tax expense (benefit)	3,192	(80)	(585)	2,615	(4,857)
Exclude deferred tax asset write-down due to new tax law	42,630	—	—	42,630	—
Total earnings from core operations (non-GAAP)	$23,408	$25,220	$23,844	$98,756	$94,038

Diluted (loss) earnings per share (GAAP)	$(0.41)	$0.76	$0.69	$1.84	$2.52
Diluted core earnings per share (non-GAAP)	$0.71	$0.76	$0.72	$2.99	$2.78

BANR - Fourth Quarter 2017 Results
January 24, 2018

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
ADJUSTED EFFICIENCY RATIO	Quarters Ended			Twelve months ended
	Dec 31, 2017	Sep 30, 2017	Dec 31, 2016	Dec 31, 2017	Dec 31, 2016
Non-interest expense (GAAP)	$84,709	$82,589	$79,857	$327,305	$322,869
Exclude acquisition-related costs	—	—	(788)	—	(11,733)
Exclude CDI amortization	(1,457)	(1,542)	(1,722)	(6,246)	(7,061)
Exclude state/municipal tax expense	(737)	(780)	(952)	(2,594)	(3,516)
Exclude REO gain (loss)	941	(240)	338	2,030	(175)
Adjusted non-interest expense (non-GAAP)	$83,456	$80,027	$76,733	$320,495	$300,384

Net interest income before provision for loan losses (GAAP)	$98,264	$100,210	$97,171	$393,034	$375,069
Non-interest income (GAAP)	29,882	20,339	19,463	93,535	83,470
Total revenue	128,146	120,549	116,634	486,569	458,539
Exclude net loss (gain) on sale of securities	2,310	(270)	(311)	2,080	(843)
Exclude net change in valuation of financial instruments carried at fair value	1,013	493	1,148	2,844	2,620
Exclude gain on sale of branches	(12,189)	—	—	(12,189)	—
Adjusted revenue (non-GAAP)	$119,280	$120,772	$117,471	$479,304	$460,316

Efficiency ratio (GAAP)	66.10%	68.51%	68.47%	67.27%	70.41%
Adjusted efficiency ratio (non-GAAP)	69.97%	66.26%	65.32%	66.87%	65.26%

TANGIBLE COMMON SHAREHOLDERS' EQUITY TO TANGIBLE ASSETS	Dec 31, 2017	Sep 30, 2017	Dec 31, 2016
Shareholders' equity (GAAP)	$1,272,626	$1,327,011	$1,305,710
Exclude goodwill and other intangible assets, net	265,314	269,802	274,745
Tangible common shareholders' equity (non-GAAP)	$1,007,312	$1,057,209	$1,030,965

Total assets (GAAP)	$9,763,209	$10,443,086	$9,793,668
Exclude goodwill and other intangible assets, net	265,314	269,802	274,745
Total tangible assets (non-GAAP)	$9,497,895	$10,173,284	$9,518,923
Common shareholders' equity to total assets (GAAP)	13.03%	12.71%	13.33%
Tangible common shareholders' equity to tangible assets (non-GAAP)	10.61%	10.39%	10.83%

TANGIBLE COMMON SHAREHOLDERS' EQUITY PER SHARE
Tangible common shareholders' equity	$1,007,312	$1,057,209	$1,030,965
Common shares outstanding at end of period	32,726,485	33,254,784	33,193,387
Common shareholders' equity (book value) per share (GAAP)	$38.89	$39.90	$39.34
Tangible common shareholders' equity (tangible book value) per share (non-GAAP)	$30.78	$31.79	$31.06